UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

HELIX BIOMEDIX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	033-20897-D	91-2099117
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

22118 20 th Avenue S.E., Suite 204

Bothell, Washington 98021

(425) 402-8400

(Address and telephone number of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 16, 2012, the Board of Directors of Helix BioMedix, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Company's Board of Directors, amended the Company's director compensation policy to increase the number of shares of the Company's common stock subject to annual grants of non-qualified stock options pursuant to the Company's 2011 Stock Option Plan to each of the Company's non-employee directors from 15,000 shares to 25,000 shares, which options shall vest ratably on a quarterly basis over one year. Pursuant to such amended director compensation policy, on February 16, 2012 the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved the grant of options pursuant to the Company's 2011 Stock Option Plan to purchase 25,000 shares of the Company's common stock to each of Randall L-W. Caudill, John F. Clifford, Richard M. Cohen, Lawrence Blake Jones, Jeffrey A. Miller, and Barry L. Seidman at an exercise price equal to the closing price of the Company's common stock on the date of grant, which options shall vest ratably on a quarterly basis over one year.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2012, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved bonuses of $32,000 in cash and grants of incentive stock options pursuant to the Company's 2011 Stock Option Plan to purchase 200,000 shares of the Company's common stock to each of R. Stephen Beatty, the Company's President and Chief Executive Officer, and Robin L. Carmichael, the Company's Vice President and Chief Operating Officer, which options shall be fully vested and immediately exercisable.

In addition, on February 16, 2012, the Board of Directors of the Company, upon recommendation of the Compensation Committee, approved as additional executive long-term equity compensation the grants of incentive stock options pursuant to the Company's 2011 Stock Option Plan to purchase 500,000 shares and 150,000 shares of the Company's common stock to Mr. Beatty and Ms. Carmichael, respectively, at an exercise price equal to the closing price of the Company's common stock on the date of grant, which options shall vest ratably over three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX BIOMEDIX, INC.

Dated: February 23, 2012	By:	/s/ R. Stephen Beatty
R. Stephen Beatty
President and Chief Executive Officer